Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 377-207343) on Form S-1 of loanDepot, Inc., of our report dated April 21, 2015, relating to our audit of the financial statements of Mortgage Master, Inc., for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 26, 2015